Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 (Nos. 333-118008, 333-190339, 333-190340 and 333-215981) of CSS Industries, Inc. of our report dated December 19, 2017 relating to the combined abbreviated financial statements of The Simplicity Business of Wilton Brands LLC, which appears in this Current Report on Form 8-K/A of CSS Industries. Inc.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
January 17, 2018